UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): June 30, 2014

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.
(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

24025 Park Sorrento, Suite 410, Calabasas, CA 91302
(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197
(Issuer's telephone/facsimile numbers, including area code)

Item 5.02  Compensatory Arrangements of Certain Officers

On June 30, 2014, the Compensation Committee of NetSol Technologies, Inc. (the "Company") approved an amendment to the employment terms of its named Executive Officers.  As a result of this approval, the Company entered into an amendment to each employee’s employment agreement.  The employment agreements were modified as follows.  Mr. Najeeb Ghauri received a 5% increase in his base salary, a grant of 12,500 shares per quarter of completed service commencing with the quarter ended September 30, 2014 for a total of 50,000 shares, options to purchase 200,000 shares of common stock at the fair market value on June 30, 2014 and an amendment of his employment term and remedies for termination without cause.  Mr. Roger K. Almond received a grant of 5,000 shares  (Mr. Almond’s grant is not subject to an employment agreement).  Mr. Boo Ali Siddiqui, Chief Accounting Officer, received a grant of 2,500 shares per quarter of completed service commencing with the quarter ended September 30, 2014 for a total of 10,000 shares and an amendment of his employment term and remedies for termination without cause.  Ms. Patti L. W. McGlasson received a 5% increase in her base salary and 2,500 shares per quarter of completed service commencing with the quarter ended September 30, 2014 for a total of 10,000 shares, and an amendment of her employment term and remedies for termination without cause.

Exhibits

10.38	Fourth Amendment to Employment Agreement by and between Najeeb Ghauri and Netsol Technologies, Inc. dated June 30, 2014, filed as an exhibit hereto.
10.39	Third Amendment to Employment Agreement by and between Boo-Ali Siddiqui and Netsol Technologies, Inc. dated June 30, 2014, filed as an exhibit hereto.
10.40	Third Amendment to Employment Agreement by and between Patti L. W. McGlasson and Netsol Technologies, Inc. dated June 30, 2014, filed as an exhibit hereto.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date: June 30, 2014	/s/Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date: June 30, 2014	/s/ Roger K. Almond
Roger K. Almond
Chief Financial Officer